                                                                    EXHIBIT 99.1

ENCORE ACQUISITION COMPANY ANNOUNCES AMENDMENTS TO ITS 2001 ANNUAL REPORT ON FORM 10-K AND FORM 10-Q FOR THE FIRST THREE QUARTERS OF 2002

Fort Worth, Texas -December 5, 2002- Encore Acquisition Company ("Encore") (NYSE: EAC) today announced in connection with the review by the Securities and Exchange Commission ("SEC") staff of the Company's S-4 Registration Statement that it has filed amendments to its 2001 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for the first three quarters of 2002. The amendments reflect changes in Encore's historical reported oil and natural gas reserve volumes and production quantities that result from assigning reserves to the net profits interests that burden its properties in the Cedar Creek Anticline ("CCA") in Montana and North Dakota. The changes do not affect Encore's financial statements, the Standardized Measure or the PV-10 value, all of which remain as previously reported.

Encore will no longer treat the net profits interest burden on the CCA as a financial transaction but will instead treat it as a mineral interest. As a financial transaction, Encore reduced revenue by reducing the unit sales price to account for the net profits interest burden. This was the method reviewed by the SEC during Encore's Initial Public Offering in March of 2001. Treating the net profits burden as a mineral interest, the Company will reduce revenues by reducing the production volumes to account for the net profits interest burden, instead of the unit sales price. In either event, Encore's revenues will be the same.

Because the Company is now treating the net profits interest burden as a mineral interest the production and reserves will be reduced by the barrels allocated to the net profits interest. This change in treatment does not reduce revenues or the PV-10 value of the Company's reserves. In the third quarter of 2002, the Company reported production of 20,676 barrels of oil equivalent ("boe") per day and an average price of $22.87 per boe. The mineral interest method would have resulted in production of 20,435 boe per day at a higher price of $23.14. Even with the change, the Company expects to exceed its fourth quarter guidance of 21,000 boe per day. If the mineral interest method had been in effect at December 31, 2001, the total proved reserves would have been 104.0 million boe, instead of the previously reported 115.0 million boe for total proved reserves. The net present value of the Company's reserves remains the same, because the unit sales price will no longer be reduced to reflect the net profits burden.

Also based on the SEC's review, the Company will reclassify 4.7 million boe of reserves reported as proved developed at December 31, 2001, to the proved undeveloped category. Total proved reserves will remain the same, since it is only a category shift. These reserves are associated with future expected production response from waterflood investments made by Encore during the 2000 and 2001 periods. This categorization as proved undeveloped is somewhat unusual, since these reserves will require no further capital investment. Uplift from these programs is already being seen, and the volumes recategorized represent the incremental response expected over the next few years.

While it is the Company's and the reserve consultant's position that the reserves were properly classified, the SEC staff position is that these reserves should be recategorized, and we have amended our filings to reflect the change retroactively for all affected time periods. Miller and Lents, Ltd., Encore's independent reservoir engineers, have communicated to the Company that they will make the changes as outlined.

The changes in methodology will not affect Encore's:

o   Financial Statements
o   Net Income
o   Adjusted EBITDA
o   Standardized Measure or PV-10 Value
o   Depletion, Depreciation, and Amortization

The changes in methodology will affect: (in millions, except per unit amounts)

                                                       Year Ended                      Nine Months
                                                     December 31, 2001               September 30, 2002
                                              --------------------------------- ------------------------------
                                              Financial    Mineral   Difference Financial Mineral   Difference
                                              ---------    -------   ---------- --------- -------   ----------

Volumes (boe)
     Total Proved                                 115.0     104.0     (11.0)        NA        NA        NA
     Net Production                                 6.4       6.3      (0.1)       5.5       5.4      (0.1)

PV-10 Value                                     $ 360.4   $ 360.4   $    --         NA        NA        NA
Revenue                                         $ 135.9   $ 135.9   $    --    $ 113.6   $ 113.6   $    --
Net Income                                      $  16.2   $  16.2   $    --    $  26.3   $  26.3   $    --

Average Costs (per boe):
     Three Year Finding and Development Costs
        With Revisions                          $  3.80   $  4.00   $  0.20         NA        NA        NA
     Direct Lifting Costs                       $  3.93   $  4.00   $  0.07    $  3.98   $  4.02   $  0.04
     Cash Flow Margin*                          $ 12.88   $ 13.11   $  0.23    $ 12.15   $ 12.27   $  0.12

* Cash Flow Margin per boe defined as adjusted EBITDA less current taxes and interest.

More information and comparisons will be available via http://www.encoreacq.com.

CONFERENCE CALL

Encore's will host a conference call on Friday, December 6, 2002, at 8:30 a.m. EST to discuss the above. The conference call can be accessed by dialing
1.800.289.0468 or via http://www.encoreacq.com. Replay number 719.457.0820 with pass code 561646 will be available through December 11, 2002.

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore's oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana and the Paradox Basin of Utah.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. However, the assumptions of management and the future performance of Encore are both subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore's business include, but not limited to: amount, nature and timing of capital expenditures; drilling of wells; timing and amount of future production of oil and natural gas; operating costs and other expenses and; marketing of oil and natural gas. Actual results could differ materially from those presented in the forward-looking statements. Encore undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Encore's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

CONTACTS:

MORRIS B. SMITH
EXECUTIVE VICE PRESIDENT AND CFO
817-339-0908

RANI M. WAINWRIGHT
ASSISTANT TREASURER
817-339-0919